EXHIBIT 99.2



              EVALUATION LICENSE AND OPTION AGREEMENT

       This Agreement, dated as of July 31, 1997, made by and between Seragen, Inc., a corporation organized under the laws of the State of Delaware, and having principal offices at 97 South Street, Hopkinton, Massachusetts 01748 (hereinafter referred to as "Seragen") and United States Surgical Corporation, a corporation organized and existing under the laws of the State of Delaware and having principal offices at 150 Glover Avenue, Norwalk, Connecticut 06856 (hereinafter referred to as "USSC").

       NOW THEREFORE, in consideration of the mutual promises, agreements, covenants, undertakings and obligations set forth herein and for other good and valuable consideration, the parties hereto agree as follows:


                       ARTICLE 1 - DEFINITIONS

       1.1 For the purposes of this Agreement, the definitions set forth below shall be applicable.

       Action - The term "Action" shall mean an action, suit or proceeding, whether civil or criminal or in law or in equity.

       Technology - The term "Technology" means technology or products incorporating a fusion protein consisting of a diphtheria-based toxin and an EGF targeting moiety ("EGF Fusion Protein") which Seragen has or, during the term of this Agreement, acquires any right, title or interest, including without limitation under the Existing Licenses (defined below) (i) every part, subassembly, component or accessory of, and addition or improvement to, the Technology and (ii) Know-How (defined below).

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       Know-How - The term "Know-How" means any and all secret or confidential information, trade secrets, specifications, test results, analyses and data, inventions, methods, processes, formulae, mixtures, compositions, delivery systems, designs, techniques, applications, ideas or concepts, whether or not reduced to practice, relating directly or indirectly to the Technology in the USSC Field (as hereunder deferred), including, but not limited to, technology that is or could be the subject matter of a foreign or domestic patent or patent application, whether or not reduced to writing in a patent application.

       Person - The term "Person" shall mean any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or instrumentality thereof.


                    ARTICLE 2 - EVALUATION LICENSE

       2.1 Seragen hereby grants to USSC, and USSC hereby accepts, an exclusive worldwide right and license to all of the rights of Seragen in and to the Technology (the "Evaluation License") during the Due Diligence Period (defined in Section 6.1) for restenosis in cardiovascular applications (the "USSC Field"), (i) to make, have made, use, practice and have manufactured products incorporating the Technology in the USSC Field in connection with its evaluation of the Technology, (ii) to evaluate the Technology in the USSC Field, and (iii) to practice and use Know-How for the purposes of evaluating, developing, testing, conducting clinical trials or obtaining governmental approvals with respect to the Technology in the USSC Field during the Due Diligence Period.


               ARTICLE 3 - INFORMATION AND IMPROVEMENTS

       3.1 Promptly following the date hereof, Seragen shall provide to USSC all conceptual, technical and design information, specifications, test results, analyses and data, prototypes, drawings, formulae, mixtures, compositions, delivery systems and other useful information (collectively, "Information") now in its possession or control with respect to the Technology or Know-How. During the term of this Agreement, Seragen shall promptly

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provide to USSC all Information which may come into its possession or control from time to time during the term of this Agreement with respect to the Technology or Know-How.

       3.2 If, during the term of this Agreement, any new invention, method, process, formula, mixture, composition, delivery system, modification or improvement relating to the Technology in or relating to the USSC Field, or the use or manufacture thereof (collectively, "Inventions") is conceived or developed by Seragen, Seragen shall furnish full details thereof to USSC, including all Information. Such Inventions shall be deemed included in the Evaluation License except insofar as USSC, upon request by Seragen, agrees in writing to exclude from the Evaluation License all or any portion of such Inventions.

       3.3 Seragen agrees for as long as this Agreement shall be and remain in effect, that it shall not grant to any other or different Person, anywhere in the world, any other right, option or license (i) to evaluate, develop, test, conduct clinical trials, obtain governmental approvals, make, have made, use, practice, manufacture, have manufactured, sell, transfer or commercialize the Technology in the USSC Field or any new Inventions or (ii) to practice or use Know-How, in the USSC Field.


                      ARTICLE 4 - CONSIDERATION

       4.1 The total consideration to be paid by USSC for the Evaluation License and the Option (as hereinafter defined) hereunder shall be Five Million Dollars ($5,000,000), of which Four Million, Seven Hundred Fifty Thousand Dollars ($4,750,000) (the "Payment") will be payable by wire transfer to Seragen upon execution of this Agreement and Two Hundred Fifty Thousand Dollars ($250,000) shall be payable to Allen & Company in connection with their rendering an opinion to USSC concerning this transaction.


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                    ARTICLE 5 - OPTION

       5.1 Seragen hereby grants to USSC, and USSC hereby accepts, an exclusive option (the "Option") exercisable in USSC's sole and absolute discretion to acquire the exclusive worldwide right and license to the Technology in the USSC Field on the terms set forth in Exhibit A (the "Permanent License"). Promptly following the execution of this Agreement the parties shall use their best efforts to finalize the Permanent License including the terms set forth in Exhibit A. The Option shall be subject to exercise no later than five (5) business days following the end of the Due Diligence Period. The Option may be exercised by USSC by delivery to Seragen of a written notice indicating that USSC is exercising the Option together with payment in the aggregate amount of Five Million Dollars ($5,000,000). Such payment shall be made by check or bank transfer payable to Seragen. Upon exercise of the Option in accordance with the provisions of this Article 5, the Evaluation License shall terminate in favor of the Permanent License. Seragen hereby grants and conveys to USSC the registration rights in respect of the Non Exercise Equity (defined below) and the Warrant (defined below) set forth in Exhibit B hereto, which rights shall survive termination of this Agreement.

       5.2 In the event at any time and for any reason, USSC chooses not to exercise the Option, the Evaluation License shall terminate and USSC shall return all Information to Seragen. Seragen shall also receive any pre-clinical and clinical data relating to any testing of the Technology by USSC for any indication. In exchange, USSC shall receive Five Million Dollars ($5,000,000) in Seragen common stock ("Non Exercise Equity") valued at the average of the closing prices of Seragen common stock (i) for the ten trading days preceding the date of this Agreement or (ii) for the ten trading days preceding the date on which USSC chooses not to exercise the Option, whichever is lower.

       5.3 As part of the consideration, Seragen is simultaneously with the execution of this Agreement issuing and delivering to USSC a warrant for the purchase of 500,000 shares of Seragen common stock at a purchase price of $.5625 per share (the "Warrant").


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             ARTICLE 6 - DUE DILIGENCE PERIOD AND TESTING

       6.1 For a period commencing on the date of execution of this Agreement and ending on the earlier of (i) November 2, 1998, (ii) the date on which USSC commences any preclinical or clinical trial with respect to the Technology in the USSC Field or (iii) the date on which USSC notifies Seragen that it will exercise the Option (the "the Due Diligence Period"), USSC shall have the right to conduct "due diligence" as USSC deems appropriate in its sole and reasonable discretion. During the Due Diligence Period, Seragen shall permit USSC and its representatives to evaluate the Technology in the USSC Field. A restenosis study (the "Study") in pigs, which, shall not be deemed a human clinical trial, to determine the efficacy of the Technology in preventing restenosis in cardiovascular applications will be conducted during the Due Diligence Period, which will be initiated by USSC with appropriate Seragen assistance. During the term of this agreement, USSC shall fund all preclinical studies, clinical trials, expenses for the preparation of regulatory filings and related expenses with respect to the Technology in the USSC Field, provided USSC shall have approved such costs and expenses in its discretion. The respective responsibilities and other details of the Study will be mutually agreed by USSC and Seragen promptly following the execution of this Agreement. During the Due Diligence Period, Seragen shall permit USSC and their representatives full and complete access during reasonable business hours to Seragen's premises, books and records, and directors, officers and employees, in each case involving or relating to the Technology in the USSC Field, and shall with Seragen's prior written approval, which shall not be unreasonably withheld, permit and assist USSC to contact and confer with other individuals and entities with whom Seragen has any business dealings involving or relating to the Technology in the USSC Field that USSC deems necessary or relevant to its due diligence review. All of the expenses of the USSC du diligence review will be borne by USSC. Notwithstanding anything in this Agreement to the contrary, it shall be a condition to the exercise of the Option that the results of USSC's due diligence review are satisfactory to USSC in its sole and absolute discretion.

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     ARTICLE 7 - DUE DILIGENCE PERIOD COVENANTS AND RESTRICTIONS

     7.1 From the execution of this Agreement until the end of the Due Diligence Period, Seragen's use of the Payment shall be subject to the following restrictions:

     (i) Seragen shall use the Payment only in the ordinary course of business consistent with its past practice;

     (ii) Seragen shall be restricted from using the Payment to pay any dividends, payments or other distributions to any Person who is as of the date hereof a holder of Seragen's preferred stock, any Person which is a direct or indirect affiliate of any such holder (each a "Related Person"), or any Person which is a direct or indirect affiliate of a Related Person; or any other payments, directly or indirectly, to any of such Persons under any agreement; provided, however, that this Section
     7.1 (ii) shall not prevent Seragen from paying Seragen directors' fees and reimbursement of directors' expenses consistent with past practice; and

     (iii) Seragen shall not use the Payment to make any payment currently in arrears on any agreement, contract, royalty agreement or other similar instrument (excepting those incurred in the ordinary course of business, but this exception shall in any event not include or cover any payment currently in arrears to any Persons covered by the restrictions set forth in Section 7.1 (ii) above).

       7.2 From the date of execution of this Agreement until the end of the Due Diligence Period, Seragen shall be subject to certain other operating restrictions; provided, however, the following provisions of this Section 7.2 or anything else in this Agreement shall not prevent Seragen from effecting any equity financing or the merger or consolidation of Seragen or the sale of all or substantially all of its assets;

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           (i)  Seragen shall not transfer, assign or otherwise convey any rights, title or interest in or to the Technology involving the USSC Field to any Person;

           (ii) Seragen shall operate in the normal course of business consistent with its past practice;

           (iii) Seragen shall not change the rights and/or preferences of Seragen common stock in a manner that would adversely affect the rights and/or preferences of the shares of Seragen common stock that USSC would receive pursuant to Section 5.2 if the Option is not exercised;

           (iv) Seragen shall preserve intact its business and assets free of any liens and claims without prior USSC approval (excluding liens incurred in the ordinary course of business); and

           (v) Seragen shall provide USSC with a copy of its quarterly financial reports and allow USSC and its representatives full access to its books and records.



                 ARTICLE 8 - SERAGEN-LICENSED PATENTS

       8.1 Seragen shall cooperate and use commercially reasonable efforts to amend the License Agreement with Harvard University, dated November 29, 1983, and the Royalty and License Agreement with University Hospital, dated November 18, 1992 (the "Existing Licenses"), to permit and encourage direct, exclusive worldwide licenses to USSC of the Technology in the USSC Field on substantially the same terms and conditions provided herein with respect to the Evaluation License, and upon exercise of the Option, as to be provided with respect to the Permanent License.


                   ARTICLE 9 - ELI LILLY AGREEMENT

       9.1 Seragen represents and warrants that it has amended the agreement between Eli Lilly and Seragen such that Eli Lilly has no rights to any EGF Fusion Protein fusion toxins in the USSC Field nor any marketing authorizations for EGF Fusion Protein in the USSC Field.

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                         ARTICLE 10 - NO SHOP

       10.1 During the Due Diligence Period, unless such period is terminated earlier by the parties' mutual written consent, Seragen shall not, directly or indirectly, (i) discuss, continue to discuss, negotiate, continue to negotiate, solicit or entertain any proposals or offers, or enter into any contract, agreement or understanding of any kind, whether oral or written, with any other person or entity other than USSC which would involve, in whole or in part, the purchase, sale, transfer, assignment, conveyance, disposition, license or sublicense of any rights, title or interest in or to any of the Technology in the USSC Field; or (ii) take any action, or omit to take any action, which would contravene or be in derogation of any of the rights of USSC under this Agreement or be inconsistent with the rights USSC would obtain under the Permanent License.


                 ARTICLE 11 - PROPRIETARY INFORMATION

       11.1 USSC represents and warrants that it has not, directly or indirectly, disclosed and agrees that it will not, directly or indirectly, disclose, either during or for five (5) years subsequent to the term of this Agreement, any Confidential Information (defined below) of Seragen to any other Person, except to its attorneys and accountants as required in connection with this Agreement who have been and will be instructed to maintain its confidentiality. Notwithstanding the foregoing, USSC shall have the right to use the Confidential Information without obtaining such written agreements in connection with any regulatory and patent filings involving or relating to matters covered by this Agreement.

       11.2 Seragen represents and warrants that it has not directly or indirectly, disclosed and agrees that it will not, directly or indirectly, disclose during or for five (5) years subsequent to the term of this Agreement, any Confidential Information of USSC to any other Person, except to Seragen's attorneys and accountants as required in connection with this Agreement who have been and will be instructed to maintain its confidentiality.

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<APGE>
       11.3 It is not intended by this Article 11 that either Seragen or USSC shall be required to obtain specific written commitments in relation to this Agreement from materials and/or component suppliers where only specifications are disclosed to said materials and/or component suppliers by Seragen or USSC.

       11.4 For purposes of this Agreement, "Confidential Information" shall mean verbal and written disclosures from Seragen, on the one hand, or USSC, on the other hand, (the "Discloser") to the other party (the "Disclosee"), which concern the Discloser, including without limitation information which concerns the Discloser's business, operations, products or research and development efforts, or which concern the Technology, Know-How, Invention or Information, but shall not include information which: (a) is or becomes publicly available through no fault of Disclosee (but only after, and only to the extent that, it becomes publicly available); (b) Disclosee can show was known to it at the time of disclosure, free of restriction; (c) has been or hereafter is disclosed to Disclosee without any obligation of confidentiality by a third party who has the right to disclose it to Disclosee; (d) has been disclosed by Discloser to a third Person free of any obligations of confidentiality; or (e) is disclosed by Disclosee pursuant to the order or requirement of a court, administrative agency or other governmental body, provided that the Disclosee promptly informs the Discloser of its intent to make such disclosure, takes all reasonable steps to limit such disclosure and does not inhibit the Discloser in taking whatever lawful steps the Discloser considers necessary to attempt to preserve the confidentiality of such information. Disclosures made to Disclosee by Discloser which are specific shall not be deemed to be within the foregoing exceptions merely because they are embraced by general disclosures in the public domain or in the possession of Disclosee.

       11.5  The parties agree and acknowledge that any breach of this
Article 11 by Seragen, on the one hand, or USSC, on the other hand, would likely cause irreparable injury to the other party and that such other party's remedy at law for any such breach would be inadequate. Accordingly, the

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parties agree that, in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief and other equitable relief may be granted in any Action brought by either party to enforce the provisions of this Article 11 without the necessity of proof of actual damage. Each party agrees promptly to seek temporary and permanent injunctive relief against any of its directors, officers, employees, consultants or agents who breach the aforesaid obligations with respect to any matter relating to this Agreement.

       11.6 The provisions of this Article 11 shall survive termination of this Agreement.


                     ARTICLE 12 - INDEMNIFICATION

       12.1 Except as otherwise provided in Section 12.3, USSC shall defend, indemnify and hold harmless Seragen and its affiliates, and their respective partners, agents, incorporators, stockholders, employees, officers, directors, and the heirs, successors and assigns of each of them, from and against, and shall on demand of Seragen reimburse Seragen or such persons for, any claims, demands, judgments, executions, awards, damages, fines, penalties and interest, including reasonable attorney's fees, expenses and disbursements ("Damages") with respect to any Action arising out of or based upon (a) a breach by USSC of a representation, warranty or covenant hereunder and (b) the design, manufacture, sale or other exploitation of the Technology by USSC, its subsidiaries, affiliates, sublicensees or assignees. In satisfaction of the foregoing indemnification and hold harmless agreement, USSC may pay directly to the claimant or plaintiff in any such claim or Action, the amount of any award, judgment, settlement or recovery, or execution rendered thereon, and may pay to Seragen, any other Damages sustained by it in defending any such claim or Action. USSC shall have the right to compromise or settle any claim or Action on demand without the prior approval of Seragen, provided that such compromise or settlement shall not admit the invalidity of any Seragen patent or any patent to which the Evaluation or Permanent Licenses pertains, or

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require the payment of any amount by Seragen, without the prior approval of
Seragen, which approval shall not be unreasonably delayed, withheld or conditioned.

       12.2 In the event that any claim is asserted against Seragen, or is made a party defendant in any Action, involving a matter which is the subject of USSC's indemnification and hold harmless agreement as set forth above, then within thirty (30) days of the receipt by any of such Persons of notice of such event and within seven (7) days of receipt of a complaint or other formal pleading regarding such event, Seragen shall give written notice of such claim or Action to USSC, and USSC shall be given an opportunity to assume the defense and control any settlement on behalf of such defendant. Seragen shall provide its full cooperation to USSC in connection with the defense of such claim or Action.

       12.3 In the event that any claim is asserted against USSC, or is made a party defendant in any Action, involving a matter which is the subject of Seragen's indemnification and hold harmless agreement as set forth above, then within thirty (30) days of the receipt by any of such Persons of notice of such event and within seven (7) days of receipt of a complaint or other formal pleading regarding such event, USSC shall give written notice of such claim or Action to Seragen, and Seragen shall be given an opportunity to assume the defense and control any settlement on behalf of such defendant. USSC shall provide its full cooperation to Seragen in connection with the defense of such claim or Action. Seragen shall have the right to compromise or settle any such claim or Action on demand without the prior approval of USSC, provided that such compromise or settlement shall not require the payment of any amount by USSC, without the prior approval of USSC, which approval shall not be unreasonably delayed, withheld or conditioned.

       12.4 The provisions of this Article 12 shall survive termination of this Agreement.

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                     ARTICLE 13 - FDA INTERACTION

       13.1 Interaction with the regulatory agencies in any country including, but not limited to, the U.S. Food and Drug Administration (collectively, "FDA") concerning the Technology in the USSC Field shall be conducted by USSC, and for purposes of any filings with the FDA concerning the Technology in the USSC Field, USSC shall be the official company sponsor, provided that USSC shall provide Seragen with copies of all written communication with the FDA and shall keep Seragen reasonably apprised as to the status of all matters or proceedings before the FDA. USSC acknowledges that Seragen will interact directly, and at its expense, with the FDA regarding the manufacturing of EGF Fusion Protein as required. In the event of a dispute between USSC and Seragen concerning any matter relating to interaction with the FDA in connection with the Technology in the USSC Field, USSC shall have the right to resolve the matter in dispute.

       13.2 During the term of this Agreement, Seragen, at USSC's request, shall assist USSC during FDA interaction concerning the Technology in the USSC Field; provided that USSC shall reimburse Seragen for all out-of-pocket expenses, other than attorneys or consultant fees and expenses (unless such fees and expenses are approved by USSC in its discretion), incurred by Seragen in providing such assistance.


            ARTICLE 14 - PATENT PROSECUTION OF INVENTIONS

       14.1 Subject to the last sentence of this Section 14.1, during the term of this Agreement, USSC shall have the sole right, at its own expense to obtain and maintain patents based on the Inventions during the Due Diligence Period ("Invention Patents"). If USSC exercises such right with respect to an Invention, then in such event, USSC shall assume prosecution, and, during the term of this Agreement in connection with prosecution of such Invention Patents, Seragen agrees to fully cooperate with USSC in the preparation, filing and prosecution of all applications for letters patent which USSC may file and prosecute in the United States and foreign countries in accordance

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with this Section 14.1, and in the prosecution of the Invention Patents, and, in connection with such applications and the Invention Patents, Seragen further agrees to execute and deliver all documents that are reasonably necessary therefor. USSC shall provide to Seragen copies of all materials filed by USSC in connection with the Invention Patents or otherwise received by USSC with respect thereto. Notwithstanding the foregoing, in the event USSC decides (i) not to exercise its right to obtain or maintain one or more Invention Patents, or (ii) to take steps which would result in the abandonment of an Invention Patent, it shall give notice of such decision to Seragen within forty five (45) days of such decision and shall provide Seragen an opportunity to assume responsibility for such Patent Inventions and future prosecution costs related thereto.

       14.2 In the event that this Agreement terminates for any reason other than exercise by USSC of the Option, USSC shall deliver to Seragen copies of all Patent Inventions along with all related non-privileged documents and correspondence which have been prepared or filed and that relate to the Patent Inventions, except documents and correspondence relating to patents or inventions owned by USSC. USSC further agrees to execute any powers of attorney, assignments or other documents that may be necessary to allow Seragen to continue to prosecute such Patent Invention.


                 ARTICLE 15 - RIGHT OF FIRST REFUSAL

       15.1 Except as otherwise provided in the last sentence hereof, Seragen hereby agrees not to grant to any other person the right to manufacture, or to enter into any agreement for the manufacture of any intravenous infusion pumps and lines to be used in conjunction with a second fusion protein consisting of a diphtheria-based toxin and IL-2 targeting moiety ("IL-2" Fusion Protein"), except pursuant to this Article 15. Prior to any such grant or agreement Seragen shall obtain a bona fide, written offer (the "Outside Offer") from such third Person describing the terms and conditions therefor. After obtaining the Outside Offer, Seragen shall promptly, and before accepting the Outside Offer, deliver to USSC an offer, irrevocable for thirty (30) days from its receipt, to enter into an agreement with USSC having the same terms and conditions as contained in the Outside Offer. A copy of the Outside Offer shall accompany the offer by Seragen to

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USSC.  If USSC accepts such offer within said thirty (30) days, Seragen shall enter into an agreement with USSC pursuant to the terms and conditions of such offer. Otherwise, Seragen may enter into such agreement with the third party who made the Outside Offer in accordance with its terms and conditions during the sixty (60) days immediately following expiration of the aforesaid thirty
(30) day period. Notwithstanding anything contained herein to the contrary, the right of first refusal granted to USSC under this Article 15 shall be expressly subject to, and conditioned upon, the rights granted to Eli Lilly and Company ("Eli Lilly") under that certain Sales and Distribution Agreement, dated as of August 3, 1994, by and between Seragen and Eli Lilly, as amended, and that certain Development Agreement, dated as of August 3, 1994, by and between Seragen and Eli Lilly, as amended, and the performance of Seragen's obligations thereunder. This Section 15.1 shall not apply to any merger, consolidation or sale of all or substantially all of the assets of Seragen.

       15.2  The parties agree and acknowledge that any breach of this
Article 15 by Seragen would likely cause irreparable injury to USSC and that USSC's remedy at law for any such breach would be inadequate. Accordingly, the parties agree that in addition to any other remedies provided for herein or otherwise available at law, temporary and permanent injunctive relief and other equitable relief may be granted in any Action which may be brought by USSC to enforce any provision of this Article 15 without the necessity of proof of actual damages.


             ARTICLE 16 - REPRESENTATIONS AND WARRANTIES

       16.1 Each of the parties hereby represents and warrants that (a) it has full right, power and authority to enter into and be bound by the terms and conditions of this Agreement, to transfer the rights and to carry out their respective obligations under this Agreement, without the approval or consent of any other Person, (b) the entering into of this Agreement, the transfer of rights and the carrying out of their respective obligations under this Agreement is not prohibited, restricted or otherwise limited by any

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contract, agreement or understanding entered into by them, or by which any of them is bound, with any other Person or any governmental entity, (c) there is no contract, agreement or understanding entered into by them, or by which any of them is bound, which if enforced, terminated or modified, would be in derogation of, contrary to, or adversely affect the rights acquired or to be acquired hereunder by USSC, and (d) there is no claim, Action or investigation pending or currently threatened against it which, if adversely determined, would restrict or limit their right to enter into this Agreement, transfer the rights or carry out their respective obligations under this Agreement.
Seragen further represents and warrants that: (a) it has not granted, assigned or otherwise transferred, it is not obligated to grant, assign, or otherwise transfer, and it shall not during the term of this Agreement grant, assign or otherwise transfer any right, title, interest, license or option in, to, or under, any Technology or Know-How to any other Person or any governmental entity in the USSC Field, (b) no other Person has, or during the term of this Agreement shall be granted, the right to acquire any right, title, interest, license or option in, to or under the Technology or Know-How in the USSC Field, (c) it has not filed any patent application or been issued or assigned any patent on or prior to the date of this Agreement with respect to the Technology. All representations, warranties and covenants made by the parties shall be considered to have been relied upon by the other parties hereto regardless of any discussion, review, or investigation made by, or on behalf of, the other party, and shall survive termination of this Agreement.

       16.2 No representation or warranty of Seragen or USSC made in this Agreement and no document furnished or to be furnished by Seragen or USSC pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

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       16.3  The representations and warranties contained in this Article
16 shall survive termination of this Agreement.


                  ARTICLE 17 - TERM AND TERMINATION

       17.1 The term of this Agreement shall commence upon the date hereof and shall terminate upon the earliest of the following:
       (a)  November 2, 1998;
       (b) If at any time Seragen or USSC shall fail to comply with any of its obligations under the Agreement, or commit any fraud upon the other in connection with this Agreement or have misrepresented any matter which is the subject of its representations and warranties of Seragen contained herein, the other party may terminate this Agreement upon the signing of written notice thereof, provided, however, that the party receiving such notice shall have thirty (30) days after receiving notice to cure such failure, refusal or breach (but not fraud). In the event such failure, refusal or breach is cured within such period, the notice shall be of no effect. In the event such failure, refusal or breach is not cured, this Agreement shall terminate at the end of such period. The remedies provided in this Section 17.1(b) shall be in addition to any other remedies available at law or in equity;
       (c) Notwithstanding any other provision of this Agreement, USSC at all times shall have the right for any or no reason to terminate this Agreement upon ten (10) days prior written notice to Seragen. In the event USSC effects termination in accordance with this Section 17.1(c), there shall not be due to Seragen any termination penalty or other payment, except under any provision that by its terms shall survive the termination of this Agreement; and
       (d)  Upon exercise of the Option hereof.


                ARTICLE 18 - RIGHTS AFTER TERMINATION

       18.1 (a) All rights and obligations of the parties which accrue on or before the effective termination date shall be fully enforceable by either party after termination.
       (b) All Know-How, inventions, developments and improvements, whether patentable or not, are and, after termination of this Agreement, shall remain (i) the property of the USSC insofar as the same were conceived, made and developed solely by USSC prior to, or in performance of, this Agreement; and (ii) the property of Seragen insofar as the same were conceived, made and developed solely by Seragen prior to, or in performance of, this Agreement and
(iii) the property of Seragen and USSC insofar as the same were conceived, made and developed jointly by Seragen and USSC in the performance of this Agreement.

       18.2 The provisions of this Article 18 shall survive termination of this Agreement.


                        ARTICLE 19 - PUBLICITY

       19.1 Neither party shall issue any press release or make any public disclosure, announcement, comment or statement concerning the existence or the terms and conditions of this Agreement or the transactions contemplated hereby without the prior written consent of the other, except as may be necessary in the opinion of counsel to a party that such public disclosure, announcement, comment or statement is reasonably required to be made in accordance with applicable law or the rules of a national securities exchange, or the National Association of Securities Dealers, Inc. on which its stock is traded. Seragen shall cooperate with USSC in issuing any communications to customers, distributors and vendors.

       19.2 The provisions of this Article 19 shall survive termination of this Agreement.


                         ARTICLE 20 - WAIVER

       20.1 No waiver by either party, express or implied, or any breach of any term, condition, or obligation of this Agreement by the other party shall be construed as a waiver of any subsequent breach of any term, condition, or obligation of this Agreement, whether of the same or different nature.

                         ARTICLE 21 - NOTICES

       21.1 Any notice required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered by messenger or air courier, and all payments shall be delivered, to the party to whom such notice or payment is required or permitted to be given at its address set forth as follows: if given to Seragen, to: Attn.:
Mr. Robert Crane, 97 South Street, Hopkinton, Massachusetts 01748; or, if given to USSC, to: Attn.: Thomas R. Bremer, Senior Vice President and General Counsel, United States Surgical Corporation, 150 Glover Avenue, Norwalk, CT 06856. Any such notice shall be considered given when delivered, as indicated by signed receipt or other written delivery record. A party may change that address to which notice to it is to be given by notice as provided herein.


                       ARTICLE 22 - ASSIGNMENTS

       22.1 Neither this Agreement nor the performance of any part hereof may be assigned or transferred by either party hereto without the prior written consent of the other party except that (i) USSC may assign this Agreement to an affiliate or subsidiary of USSC provided that USSC guarantees the full performance by such affiliate or subsidiary of this Agreement, (ii) either party may assign this Agreement to any successor by purchase, merger or otherwise, of all or substantially all of its assets or business, provided that in the event of such assignment such assignee shall agree to assume all of such party's obligations and liabilities hereunder, and (iii) USSC may enter into a sublicense with any third Person (not an affiliate or subsidiary of USSC) on terms and conditions as it shall determine in its sole and absolute discretion provided, however, that such sublicense is not inconsistent with the terms and conditions of this Agreement. Any assignment or transfer or attempt thereat other than as permitted by this Section 22.1 and in compliance with the provisions hereof will be null and void.

               ARTICLE 23 - CONSTRUCTION; ADJUDICATION

       23.1 This Agreement, the validity, construction, performance and interpretation thereof, and all issues and controversies arising therefrom shall be construed and enforced in accordance with the internal laws of the State of Delaware, U.S.A. applicable to contracts made and to be performed entirely within the State of Delaware, U.S.A. without reference to its conflicts of law provisions.

       23.2 Any Action under this Agreement by either party shall be brought only in, and the parties hereby consent to the exclusive venue and jurisdiction of, the federal and state courts located in the State of Delaware, U.S.A. The parties further consent that any process or notice of motion or other application to any such court, and any papers in connection therewith, may be served by certified mail, return receipt requested or by personal service or in such other manner a s may be permissible under the rules of the applicable court.

       23.3 The provisions of this Article 23 shall survive termination of this Agreement.


             ARTICLE 24 - ENTIRE UNDERSTANDING/AMENDMENT

       24.1 This Agreement constitutes the entire understanding and agreement between the parties, and supersedes all previous agreements (whether written or oral) concerning the subject matter hereof. This Agreement shall not be modified, amended, or supplemented except by a written document executed by both parties.


                        ARTICLE 25 - HEADINGS

       25.1 The headings in this document are for information purposes only and are not meant to have any legal effect in interpreting this document.

            ARTICLE 26 - SEVERABILITY; FURTHER ASSURANCES

       26.1 The invalidity or unenforceability of any paragraph or provision of this document shall not affect the validity or enforceability of any of the other paragraphs or provisions.

       26.2 The parties hereto will execute any further instruments or perform any acts which are or may be necessary to effectuate each of the terms and provisions of this Agreement.


                      ARTICLE 27 - COUNTERPARTS

       27.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



       SERAGEN, INC.

       By: /S/Reed R. Prior
           ________________
           Reed R. Prior
           Chairman of the Board and
           Chief Executive Officer





       UNITED STATES SURGICAL CORPORATION


       By: /s/Howard M. Rosenkrantz
           ________________________
           Howard M. Rosenkrantz
           Chief Operating Officer

                              EXHIBIT A

                    Terms of the Permanent License

     The Permanent License shall include, without limitation, the following terms and conditions:

     1. The grant to USSC by Seragen of the exclusive worldwide right and license to the Technology in the USSC Field, including Seragen's rights thereto under (a) the License Agreement, dated November 29, 1983, by and between the President and Fellows of Harvard College and Seragen and (b) the License and Royalty Agreement, dated November 10, 1992, by and between The University Hospital and Seragen.

     2. USSC shall pay Seragen (a) a royalty in an amount equal to five percent (5%) of USSC's net sales on the sale of products that incorporate the Technology and (b) a royalty in an amount equal to twenty-five percent (25%) of all royalties received by USSC in connection with the sublicensing of its rights in and to the Technology.

     3. USSC shall be obligated to pay Seragen up to an aggregate of $22.5 million, contingent upon USSC's achieving during the term of the Permanent License certain milestones set forth below related to the commercialization of the Technology in the USSC Field. Promptly upon completion of the following milestones for the commercialization of the Technology in the USSC Field, USSC shall make the corresponding payment to Seragen:

     Milestone                                                     Payment

     First IND approval in the United States,
     and equivalent approval in Europe or
     Asia for phase I/II clinical trials (provided
     that, if the trials are conducted simultaneously
     in the United States and Europe/Asia, then such
     payment shall be made upon receipt of both the IND
     approvals for both trials; and provided further that if a
     clinical trial is commenced in only the United
     States or only in Europe or only in Asia, then such
     payment shall be made upon receipt of the first
     of such IND approvals).                                     $  2,500,000
                                -29-

     Initiation of first phase III clinical trial
     in the United States, or any equivalent
     trial in Europe or Asia.                                    $  5,000,000

     First Filing of a BLA with the FDA in
     the United States, or any equivalent
     filing in Europe or Asia, for EGF Fusion Protein.           $  5,000,000

     Receipt of first approval letter from
     FDA in the United States, or the equivalent
     thereof in Europe or Asia, for EGF Fusion Protein.          $ 10,000,000

     4. USSC will use its reasonable commercial efforts to develop the Technology for commercial applications in the USSC Field. Seragen shall have the right to terminate the Permanent License in the event that USSC does not use reasonable commercial efforts to develop the Technology in the USSC Field.

     5. Seragen will, if mutually agreed to by USSC and Seragen, manufacture or have manufactured for and on behalf of USSC the Technology for the USSC Field for a price equal to Seragen's fully absorbed manufacturing costs plus 50%.

     6. The term of the Permanent License shall be for a period of the greater of twenty years or the last to expire of the patents pertaining to the Technology.

     7. USSC shall fund all preclinical studies, clinical trials, expenses for the preparation of regulatory filings and related expenses with respect to the Technology in the USSC Field, provided that USSC shall have approved such costs and expenses in its discretion.

     8. The Permanent License shall contain such other commercially reasonable terms and conditions as may be customary for an agreement evidencing the rights and obligations of the parties contemplated hereby.

                                                          EXHIBIT B

                       REGISTRATION RIGHTS

          1. Seragen shall prepare and file with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement for the resale by USSC of the Non Exercise Equity as soon as practicable after the date that it is first eligible to register such shares for resale on a Form S-3. Seragen shall use commercially reasonable efforts to cause such registration statement to be declared effective by the Commission and to keep such registration statement effective until the earlier of (i) the resale of the Non Exercise Equity by USSC or (ii) the date on which USSC is entitled to resell the Non Exercise Equity pursuant to Rule 144(k) under the 1933 Act.

          2. If at any time Seragen intends to file a registration statement with the Commission under the 1933 Act relating in whole or in part to the primary offer and sale of shares of its common stock (other than a registration statement that relates exclusively to the registration of securities under an employee stock option, bonus, retirement or other compensation plan or solely to the issuance of securities in connection with a business acquisition or combination), Seragen shall so notify USSC in writing of its intention to do so at least 30 days prior to the filing of such registration statement. If, within 15 days after such notice has been given to USSC, USSC gives written notice to Seragen of USSC's desire to have included in such registration statement for resale any shares of Seragen's common stock that have been purchased by USSC pursuant to the exercise of its rights under that certain Stock Purchase Warrant (Certificate No. W-US1) granted to USSC by Seragen on July 31, 1997 (the "Warrant Shares"), such Warrant Shares shall be so included in such registration statement.

          3.   Notwithstanding the provisions of the immediately preceding
Section 2, if the underwriter of any such offering determines that the number of shares of Seragen's common stock proposed to be sold by Seragen and by all persons who are eligible to have shares of Seragen common stock included in such registration statement (and who have elected to do so) is greater than the number of shares of Seragen common stock that the underwriter believes feasible to sell at that time, and at the price and upon the terms approved by Seragen, then the number of shares of Seragen common stock that the underwriter believes may be sold shall be allocated in the following order:
(i) primary shares of Seragen common stock being offered by Seragen; and (ii) pro rata among all Persons having registration rights with respect to the shares of Seragen common stock.

          4. Seragen shall bear all expenses in connection with the registration statement and the sale of the Non Exercise Equity and the Warrant Shares (the "Seragen Shares"), except that USSC shall bear (i) the fees and disbursements of any counsel that USSC may retain in connection with the registration of the Seragen Shares; (ii) transfer taxes payable on account of the transfer of the Seragen Shares; and (iii) any underwriter's commission, discounts and expenses attributable to the Seragen Shares and a pro rata portion of the SEC registration fee and any Blue Sky fees.

          5. Each of USSC and Seragen shall enter into customary indemnification arrangements with the other regarding information supplied by such party for inclusion in any such registration statement or other related public filing.

                                   -33-

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